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                                                                       EXHIBIT 2

                                COMMITMENT LETTER

                                 Stephen Oyster
                          3825 Lake Austin Blvd., #401
Austin, Texas 78703

                                  May 14, 2001

Pancho's Mexican Buffet, Inc.
3500 Nobel Avenue
Fort Worth, Texas 76111


         Re: Agreement and Plan of Merger among Pancho's Foods, Inc., Pancho's Restaurants, Inc., and Pancho's Mexican Buffet, Inc. dated March 31, 2001 ("Agreement")

Ladies and Gentlemen:
         Two companies affiliated with me, Pancho's Foods, Inc. and Pancho's Restaurants, Inc., and you have entered in to the Agreement referred to above. Pursuant to the terms of the Agreement, and subject to the terms and conditions contained in it, Pancho's Restaurants Inc. will be merged with and into Pancho's at the Effective Time described in the Agreement. At that time, the separate corporate existence of Pancho's Restaurants, Inc. will cease and Pancho's will continue as the surviving corporation and will succeed to and assume all the rights and obligations of Pancho's Restaurants, Inc. As more fully described in the Agreement, and subject to the terms and conditions contained in it, (1)each issued and outstanding share of the common stock of Pancho's Restaurants, Inc. will be converted into one share of common stock of Pancho's, and (2) all of your common stock, except certain shares which will be canceled and certain other shares, issued and outstanding immediately prior to the Effective time will be converted into the right to receive from Pancho's Restaurants, Inc. in cash $4.60 ("Merger Consideration").
         Among other conditions to the consummation of the transactions contemplated by the Agreement are (1) Pancho's Restaurants, Inc.'s or Pancho's Foods, Inc.'s entering into a commitment letter with a lender pursuant to which the lender shall have committed to provide, subject to the terms and conditions contained in it, a certain amount in cash in respect to the Merger Consideration, and (2) my entering into a commitment letter with you, pursuant to which I have committed to provide an amount equal to the aggregate amount of the Merger Consideration and all other fees and expenses required to be paid by


                               Exhibit 2, Page 1
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Pancho's Foods Inc. and Pancho's Restaurants, Inc. in connection with the transactions contemplated by the Merger Agreement, less the amount committed by the lender pursuant to its commitment letter, in cash to Pancho's Restaurants, Inc.
         I have provided you with a signed copy of a Commitment Letter dated May 10, 2001, from American Commercial Capital LLC ("ACC Commitment Letter"). In the ACC Commitment Letter, American Commercial Capital LLC has, subject to the terms and conditions contained in such letter, agreed to loan a company affiliated with me, Rockbay Properties LTD II, up to an aggregate of the lesser of $5,000,000 or 95% of the appraised value of certain of your assets ("ACC Commitment").

         Subject to the next paragraph, I commit and agree to provide an amount equal to the aggregate amount of the Merger Consideration and all other fees and expenses required to be paid by Pancho's Foods Inc. and Pancho's Restaurants, Inc. in connection with the transactions contemplated by the Merger Agreement, less the ACC Commitment.

         My commitment and agreement contained in this letter is contingent upon the occurrence of each of the following events:

1. All the conditions contained in Sections 14 and 16 and of the ACC Commitment Letter shall have satisfied or waived and the closing contemplated by the ACC Commitment Letter shall have occurred; and

2. All the closing conditions contained in Section 6.1 of the Merger Agreement shall have been satisfied or waived and the Merger Agreement shall not have been terminated as provided in Section 7.1 of the Merger Agreement.

         I represent and warrant to the Company that I have the financial resources to fulfil the my commitment and agreement given above.

                                        Very truly yours,


                                        /s/ Stephen Oyster
                                        ------------------------------------
                                        Stephen Oyster, President of
                                        Pancho's Foods, Inc.

 Accepted:                              Pancho's Mexican Buffet, Inc.


                               Exhibit 2, Page 2
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May 14, 2001
                                        By:  /s/ Hollis Taylor
                                             --------------------------------
                                             Hollis Taylor, President and
                                             Chief Executive Officer


                               Exhibit 2, Page 3